Exhibit 99.1

Breitling Energy Corporation Announces Hunton Acquisition

Dallas, Texas – March 16, 2015 – Breitling Energy Corporation (OTCBB: BECC) (the “Company”) announced that on March 10, 2015, the Company completed an acquisition of certain non-operated working interests in the Hunton play of northwestern Oklahoma. This extends the Company’s plan to acquire strategic assets during this lower price environment. “While everyone in the upstream industry is feeling the effects of today’s low prices, it also presents a great opportunity, and we’re adding properties one step at a time. When you are able to be a buyer in this market and acquire good assets, that strategy should pay off in the long-term,” said Chris Faulkner, Breitling Energy’s Chairman and CEO. This phase of the acquisition includes current production from five wells plus proportional interest in the units held by those wells totaling approximately 3,200 acres. With this initial phase, the Company also has the obligation to purchase additional working interest in the same wells upon completion of certain conditions related to the transaction. The wells, primarily yielding oil and high BTU natural gas, are producing from the Hunton formation with multiple zones behind the pipe, including the prolific Woodford shale and Mississippian limestone formation.

“We are proceeding methodically, but when assets that meet our long-term criteria become available, we are also ready to move. I’ve been impressed with the deal flow coming across my desk, and our team has been working diligently to analyze each prospect to see if it fits our strategy. Many do not, but this one definitely did. We’re excited to be expanding in this key part of Oklahoma. It still has a lot of good potential,” Faulkner added.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at http://www.breitlingenergy.com.

CONTACTS:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600